Exhibit 21.1

TravelCenters of America Inc.
Consolidated Subsidiaries
As of December 31, 2021

Name of Subsidiary	Jurisdiction of Organization
TA Operating LLC	Delaware
TA Franchise Systems LLC	Delaware
Petro Franchise Systems LLC	Delaware
TA Operating Nevada LLC	Nevada
TA Operating Montana LLC	Delaware
TravelCentres Canada Corporation	Ontario, Canada
TravelCentres Canada, Inc.	Ontario, Canada
TravelCentres Canada Limited Partnership	Ontario, Canada
QSL Operating LLC	Maryland
QSL Franchise Systems LLC	Maryland
QSL RE LLC	Maryland
TA HQ LLC	Maryland
TA Ventures LLC	Maryland
TA West Greenwich LLC	Maryland